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                        AMENDMENT NO. 3 TO AGREEMENT AND
                                 PLAN OF MERGER

     This Amendment No. 3 to Agreement and Plan of Merger (the "Amendment") is made this 25th day of March 1999 by and among Nathan's Famous, Inc., a Delaware corporation ("Nathan's"), Miami Acquisition Corp., a Florida corporation and a wholly-owned subsidiary of Nathan's ("Merger Sub"), and Miami Subs Corporation, a Florida corporation ("Miami Subs").

     WHEREAS, the parties hereto executed an Agreement and Plan of Merger dated as of January 15, 1999;

     WHEREAS, the parties hereto executed Amendment No. 1 to Agreement and Plan of Merger dated as of February 26, 1999;

     WHEREAS, the parties hereto executed Amendment No. 2 to Agreement and Plan of Merger dated as of March 24, 1999(as so amended, the "Agreement");

     WHEREAS, the parties hereto desire to further amend the Agreement as set forth herein.

     NOW, THEREFORE, in consideration of the foregoing recitals and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1. DEFINITIONS. All capitalized terms used but not defined herein shall have the meaning set forth in the Agreement.

     2. FEES AND EXPENSES.

     (a) The parties hereto hereby agree that Section 7.3(b) of the Agreement shall be amended and restated as follows:

          (b) Miami Subs shall immediately make payment to Nathan's (by wire transfer or certified or cashiers check) of (x) $500,000 (i) in the event this Agreement is terminated by Miami Subs or Nathan's pursuant to Section 7.1(e) hereof or (ii) in the event this Agreement is terminated by Nathan's pursuant to Section 7.1(f) hereof; or (y) $250,000 in the event this Agreement is terminated by Nathan's pursuant to Section 7.1(i) hereof. Notwithstanding the foregoing, Miami Subs shall not be required to make any payment to Nathan's under subclause (x)(ii) in the event that the Board of Directors of Miami Subs has withheld, withdrawn or modified in a manner adverse to Nathan's its recommendation to shareholders in favor of approving the Merger solely due to the withdrawal by Raymond James & Associates, Inc. of its written opinion dated March 19, 1999 to the Board of Directors of Miami Subs to the effect that the consideration to be received by Miami Subs shareholders (other than Nathan's) in the Merger is fair, from a financial point of view, to such shareholders, excluding any withdrawal of such opinion made at the request of Miami Subs."

     3. MISCELLANEOUS. Except as specifically set forth herein, the Agreement and its terms shall remain in full force and effect in accordance with its provisions.

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     IN WITNESS WHEREOF, Nathan's, Merger Sub and Miami Subs have caused this
Amendment No. 3 to be signed by themselves or their duly authorized respective officers, all as of the date first written above.

                                          NATHAN'S FAMOUS, INC.

                                          By: /s/ WAYNE NORBITZ
                                             -----------------------------------
                                              Wayne Norbitz, President and Chief
                                              Operating Officer

                                          MIAMI ACQUISITION CORP.

                                          By: /s/ WAYNE NORBITZ
                                             -----------------------------------
                                              Wayne Norbitz, President

                                          MIAMI SUBS CORPORATION

                                          By: /s/ JERRY WODA
                                             -----------------------------------
                                              Jerry Woda, Senior Vice
                                              President -- Finance

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